Exhibit 99.2

For immediate release:	Media Relations Contact
November 21, 2016	Joan Campion
212-733-2798

Investor Relations Contact
Ryan Crowe
212-733-8160

Pfizer Announces Expiration and Results of Tender Offer for Any and All of its

6.200% Senior Notes Due March 15, 2019

NEW YORK, NY, November 21, 2016 — Pfizer Inc. (NYSE: PFE) (the “Company”) today announced the expiration and results of the previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding 6.200% Senior Notes due March 15, 2019  (the “Notes”).

The Tender Offer expired at 5:00 p.m., New York City time, on November 18, 2016 (the “Expiration Date”).

According to information provided by Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, $1,944,082,000 aggregate principal amount of Notes was validly tendered prior to or at the Expiration Date and not validly withdrawn. This amount includes $9,576,000 aggregate principal amount of outstanding Notes tendered pursuant to the guaranteed delivery procedures described in the offer to purchase, dated November 14, 2016, and the related letter of transmittal and notice of guaranteed delivery, which remain subject to the holders’ performance of the delivery requirements under such procedures.

The conditions to the Tender Offer have been satisfied and the Company has accepted for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Date.  The Company expects the payment for the purchased Notes validly tendered and not validly withdrawn at or prior to the Expiration Date to be made today, November 21, 2016 and that payment for Notes delivered in accordance with the guaranteed delivery procedures will be made on November 23, 2016.

The Company intends to redeem any and all Notes that are not tendered and accepted in the Tender Offer in accordance with the make-whole provisions under the indenture governing the Notes.

Information Relating to the Tender Offer

Citigroup Global Markets Inc. acted as the dealer manager for the Tender Offer. Investors with questions regarding the Tender Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Global Bondholder Services Corporation acted as the depositary and information agent for the Tender Offer and can be contacted at (866) 470-4300 (toll-free) or (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful.

About Pfizer

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world’s best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us.

Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, expectations regarding the expiration and settlement of the Tender Offer. A list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended April 3, 2016, July 3, 2016 and October 2, 2016, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Risk Factors,” and in our Current Reports on Form 8-K. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the Securities and Exchange Commission (the “SEC”). You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports and our other filings with the SEC.